Exhibit 10.14

                                 PROMISSORY NOTE

$240,187.00                                             Dated: December 20, 2007
                                                            Louisville, Kentucky

      FOR VALUE RECEIVED, receipt of which is hereby acknowledged, Beacon Enterprise Solutions Group, Inc., an Indiana corporation, with offices located at 124 N. First Street, Louisville, KY 40202 (the "Payor") promises to pay to the order of Thomas O. Bell, an individual residing at 6900 Stillwater Cove, Westerville, OH 43082 (the "Payee," which shall include any holder of this Note at any time), or at such other address as Payee may designate from time to time, the maximum principal sum of Two Hundred Forty Thousand One Hundred Eighty Seven Dollars ($240,187.00), together with interest on the unpaid balance of principal hereunder from the date hereof until paid.

      This Note evidences certain of Payor's obligations under that certain Agreement and Plan of Merger (the "Merger Agreement") of even date herewith by and among Bell-Haun Systems, Inc., an Ohio corporation, and its shareholders, Beacon Enterprise Solutions Group, Inc., an Indiana corporation ("Payor"), and BH Acquisition Sub, Inc., a Nevada corporation (the "Agreement"). The terms of any documents (including the Merger Agreement) executed as part of the transactions contemplated by the Merger Agreement are incorporated herein by reference.

                      Rate of Interest and Its Calculation

      The unpaid balance of principal outstanding hereunder shall bear interest at a rate per annum equal to eight percent (8.0%) (the "Rate"). Interest on this Note shall be computed by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Upon the occurrence of an Event of Default (as hereinafter defined) and during the continuance thereof, and after maturity, including maturity upon acceleration, Payee, at its option, may, if permitted under applicable law, do one or both of the following: (i) increase the applicable Rate under this Note to the Rate plus one (1) percentage point, and (ii) add any unpaid accrued interest to the principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). The Rate under this Note will not exceed the maximum rate permitted by applicable law under any circumstances.

                           Time and Method of Payment

      Payor shall pay consecutive monthly installments (each an "Installment") of principal and interest under this Note in the amounts and as set forth in the amortization schedule attached as Exhibit A commencing January 20, 2009, and continuing on the first day of each month thereafter until January 20, 2014 (the "Maturity Date"), at which time the entire principal amount outstanding hereunder, together with all accrued interest, shall be due and payable immediately.

      If any payment required under this Note is not paid within five (5) days after such payment is due, then, at the option of Payee, Payor shall pay a late charge equal to five percent (5%) of the amount of such payment to compensate Payee for administrative expenses and other costs of delinquent payments. This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to Payee.

      Payor may prepay the outstanding principal balance of this Note in whole or in part at any time and from time to time without premium or penalty, together with the payment of all accrued interest to the date of such prepayment.

               Additional Terms and Conditions of Promissory Note

      1. Each of the following shall constitute an Event of Default hereunder:

            (a) Payor fails to pay any amount payable under this Note within ten
(10) days after such amount is due;

            (b) Payor (i) fails to observe or perform any other term of this Note where Payor fails to cure such failure within thirty (30) days of written notice thereof; (ii) makes any materially incorrect or misleading representation, warranty or certificate to Payee; or (iii) makes any materially incorrect or misleading representation in any financial statement or other information delivered to Payee;

            (c) Payor fails to pay when due any amount payable under any agreement or instrument evidencing indebtedness in an amount greater than $500,000 to any creditor (other than with respect to the Agreement) or defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by this Note and/or the Agreements) and fails to cure such breach as provided for in such agreement or instrument;

            (d) Payor becomes insolvent or unable to pay any of its debts as they become due;

            (e) Payor (i) makes an assignment for the benefit of creditors; (ii) consents to the appointment of a custodian, receiver or trustee for itself or himself or for a substantial part of its assets; or (iii) commences or consents to any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction;

            (f) a custodian, receiver or trustee is appointed for Payor or for a substantial part of his or its assets without its consent and is not removed within sixty (60) days after such appointment;

            (g) proceedings are commenced against Payor under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and such proceedings remain undismissed for sixty (60) days after commencement; or Payor consents to the commencement of those proceedings;

            (h) any judgment is entered against Payor or any attachment, levy or garnishment is issued against any of its property in excess of $500,000.


                                     2 of 5

      2. Upon the occurrence of an Event of Default, Payee may immediately exercise any right, power or remedy permitted to Payee by law or agreement, including the Merger Agreement, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal and all interest accrued on this Note to be forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Payor. Payor shall be liable for any deficiency remaining after disposition of any collateral securing this Note. Payor shall be liable to Payee for all reasonable costs and expenses of every kind incurred in the making or collection of this Note, including, without limitation, reasonable attorneys' fees and court costs. These costs and expenses shall include, without limitation, any costs or expenses incurred by Payee in any bankruptcy, reorganization, insolvency or other similar proceeding.

      3. No delay or omission on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

      4. Payor waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note; and assents to any extension or postponement of the time of payment, modification or waiver of any payment amount or any other indulgence, and/or to the addition or release of any other party or person liable hereon or of any collateral securing this Note. Payee shall endeavor to give notice to Payor of the occurrence of an Event of Default, but the failure to do so shall not affect Payee's rights hereunder or under the other Agreements.

      5. Unless otherwise agreed to, in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to principal, and any remaining amount to any unpaid collection costs, late charges and other charges; provided, however, upon delinquency or other default, Payee reserves the right to apply payment among principal, interest, late charges, collection costs and other charges at its discretion. All prepayments shall be applied to the indebtedness owing hereunder in such order and manner as Payee may from time to time determine in its sole discretion.

      6. All rights, powers privileges and immunities herein granted to Payee shall extend to its successors and assigns and any other legal holder of this Note. All rights, powers, privileges and immunities of Payor hereunder may not in any way be assigned, transferred or sold.

      7. This Note shall be governed by and construed in accordance with the laws of the State of Ohio in all respects.

      8. Payee is hereby authorized to record electronically or otherwise (i) the date and amount of each payment or repayment of principal thereof, and (ii) such other information as it deems necessary or appropriate, and may, if Payee so elects in connection with any transfer or enforcement of this Note, endorse on a schedule forming a part hereof appropriate notation to evidence the foregoing information. Such recordation or endorsement shall constitute prima facie evidence of the accuracy of the information so recorded or endorsed; provided, however, the failure of Payee to make any such recordation(s) or endorsement(s) shall not affect the


                                     3 of 5
obligation of Payor to repay outstanding principal, interest or any other amount due hereunder or under this Note in accordance with the terms hereof and the Merger Agreement.

      9. WAIVER OF JURY TRIAL. PAYOR AND PAYEE, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER OF THEM. NEITHER PAYOR NOR PAYEE SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY EITHER PAYOR OR PAYEE EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY BOTH OF THEM.

      Payor has executed this Note in Louisville, Kentucky, as of the date and year first above written.

Beacon Enterprise Solutions Group, Inc., an Indiana corporation

By:
   -----------------------------------------

Its:
   -----------------------------------------


                                     4 of 5

                              Amortization Schedule